LOCK-UP AGREEMENT

__________________, 2020

BofA Securities, Inc.

SVB Leerink LLC

RBC Capital Markets, LLC

as Representatives of the several Underwriters to be named in the within-mentioned Underwriting Agreement

c/o	BofA Securities, Inc. One Bryant Park New York, New York 10036

c/o	SVB Leerink LLC 255 California Street, 12th Floor San Francisco, California 94111

c/o	RBC Capital Markets, LLC 200 Vesey Street New York, New York 10281

Re: Proposed Public Offering by 89bio, Inc.

Ladies and Gentlemen:

The undersigned, a securityholder, an officer and/or a director, as applicable, of 89bio, Inc., a Delaware corporation (the “Company”), understands that BofA Securities, Inc. (“BofAS”), SVB Leerink LLC (“SVB Leerink”) and RBC Capital Markets, LLC (“RBC,” and, collectively with BofAS and SVB Leerink, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company, providing for the public offering (the “Public Offering”) of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). In recognition of the benefit that the Public Offering will confer upon the undersigned as a securityholder, an officer and/or a director, as applicable, of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 90 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Common Stock the undersigned may purchase in the Public Offering.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives:

(1)	as a bona fide gift or gifts, provided that (i) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each transferee prior to such transfer, (ii) any such transfer shall not involve a disposition for value, (iii) any such transfer is not required to be publicly filed or reported during the Lock-Up Period, and (iv) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period;

(2)	by will or intestate succession upon the death of the undersigned, including to the transferee’s nominee or custodian, provided that (i) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each transferee prior to such transfer, (ii) any such transfer shall not involve a disposition for value, (iii) if required, any public filing or report under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the Lock-Up Period shall clearly indicate in the footnotes thereto that the such transfer is being made pursuant to the circumstances described in this clause, and (iv) no public filings or reports regarding such transfers shall be otherwise voluntarily effected during the Lock-Up Period;
(3)	to the immediate family of the undersigned or any trust, partnership or similar entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or if the undersigned is a trust, to any beneficiary of the undersigned (including such beneficiary’s estate), provided that (i) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each transferee prior to such transfer, (ii) any such transfer shall not involve a disposition for value, (iii) any such transfer is not required to be publicly filed or reported during the Lock-Up Period, and (iv) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period;

(4)	if the undersigned is a non-natural person, as a distribution to limited partners, general partners, limited liability company members, stockholders or other equity holders of the undersigned, provided that (i) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each transferee prior to such transfer, (ii) any such transfer shall not involve a disposition for value, (iii) any such transfer is not required to be publicly filed or reported during the Lock-Up Period, and (iv) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period;

(5)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), provided that (i) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each transferee prior to such transfer, (ii) any such transfer shall not involve a disposition for value, (iii) any such transfer is not required to be publicly filed or reported during the Lock-Up Period, and (iv) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period;

2

(6)	to the Company upon exercise of any right in respect of any option granted under any incentive plan of the Company described in the final prospectus relating to the Public Offering or any document incorporated by reference therein, including the surrender of shares of Common Stock to the Company in “net” or “cashless” exercise of any option, provided, that (i) the shares of Common Stock received by the undersigned upon exercise continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement, (ii) if required, any public filing or report under Section 16 of the Exchange Act during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option are subject to this Lock-Up Agreement, and (iii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period;
(7)	pursuant to an order of a court of competent jurisdiction or in connection with a qualified domestic order or divorce settlement, provided, that (i) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each transferee prior to such transfer, (ii) if required, any public filing or report under Section 16 of the Exchange Act during the Lock-Up Period shall clearly indicate in the footnotes thereto that the such transfer is being made pursuant to the circumstances described in this clause, and (iii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period; or
(8)	to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of Common Stock and involving a Change of Control of the Company and approved by the Company’s board of directors, provided, that (i) in the event that such Change of Control is not completed, the undersigned’s Lock-Up Securities shall remain subject to the restrictions contained herein, and (ii) any shares of Common Stock not transferred in such merger, consolidation, tender offer or similar transaction shall remain subject to the restrictions contained herein. “Change of Control” shall mean the transfer (whether by tender offer, merger, consolation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

Furthermore, during the Lock-Up Period, the undersigned may sell shares of Common Stock purchased by the undersigned in the Public Offering or in the open market transactions following the Public Offering if and only if (i) such sales are not required to be publicly filed or reported during the Lock-Up Period and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales during the Lock-Up Period.

3

Nothing herein shall prevent the undersigned from establishing a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 trading plan”) so long as any such plan does not permit sales of Lock-Up Securities during the Lock-Up Period; and provided that the establishment of a 10b5-1 trading plan shall only be permitted if (i) the establishment of such plan is not required to be reported in any public filing or report with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment of such plan during the Lock-Up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities, except in compliance with the foregoing restrictions.

If any record or beneficial owner of any securities of the Company is granted an early release from the restrictions described herein during the Lock-Up Period with respect to more than 1% in the aggregate of the Company’s total outstanding common stock (whether in one or multiple releases), then each Major Holder (as defined below) shall also be granted an early release from its obligations hereunder on a pro rata basis with all other record or beneficial holders of similarly restricted securities of the Company based on the maximum percentage of shares held by any such record or beneficial holder being released from such holder’s Lock-Up Agreement; provided, however, that in the case of an early release from the restrictions described herein during the Lock-Up Period in connection with an underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company’s Common Stock (an “Underwritten Sale”), such early release shall only apply with respect to such Major Holder’s participation in such Underwritten Sale. Notwithstanding any other provisions of this Lock-Up Agreement, if the Representatives in their reasonable judgment determines that a record or beneficial owner of any securities should be granted an early release from a Lock-Up Agreement due to circumstances of an emergency or hardship, then the Major Holders shall not have any right to be granted an early release pursuant to the terms of this paragraph. For purposes of this Lock-Up Agreement, each of the following persons is a “Major Holder”: each record or beneficial owner, as of the date hereof, of more than 5% of the outstanding shares of securities of the Company (for purposes of determining record or beneficial ownership of a stockholder, all shares of securities held by investment funds affiliated with such stockholder shall be aggregated).

Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) if the Representatives, on the one hand, or the Company, on the other hand, informs the other, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering, (ii) the date the Company files an application with the Securities and Exchange Commission to withdraw the registration statement related to the Public Offering, (iii) the date the Underwriting Agreement is terminated prior to payment for and delivery of the shares of Common Stock to be sold thereunder or (iv) July 31, 2020, in the event that the Underwriting Agreement has not been executed by such date.

[signature page follows]

4

Very truly yours,

[Signature Page to Lock-Up Agreement]